Exhibit 99.1

CONTACT:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD  SCIENCES  ANNOUNCES  THIRD  QUARTER  2003  FINANCIAL  RESULTS

- Total Revenues of $200 Million, Up 50 Percent over Third Quarter 2002 -

- EPS of $0.33 Per Share, Up 230 Percent over Third Quarter 2002 -

Foster City, CA, October 28, 2003 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the third quarter ended September 30, 2003.  Total revenues for the third quarter were $200.4 million, up 50 percent, compared to total revenues of $134.0 million for the third quarter of 2002.  Net income for the third quarter 2003 was $73.1 million, or $0.33 per diluted share, compared to net income of $20.8 million, or $0.10 per diluted share, for the third quarter of 2002.

During the third quarter of 2003, Gilead settled a contractual dispute with a vendor that resulted in reimbursement to Gilead of $13.2 million.  This reimbursement has been recorded as a reduction of research and development expense.  Net income for the third quarter of 2002 included a one-time non-operating loss of $16.0 million realized upon the July 2002 sale of Gilead’s shares in OSI Pharmaceuticals.  Excluding these two items, non-GAAP EPS grew 56 percent to $0.28 per diluted share for the third quarter of 2003 compared to $0.18 per diluted share for the third quarter of 2002.

Operating cash flow for the third quarter of 2003 was $54.3 million, marking Gilead’s sixth consecutive quarter of positive cash flow from operations.

Net revenues from product sales totaled $194.1 million, up 61 percent from the third quarter of 2002.  This growth primarily was driven by higher revenues from Viread® (tenofovir disoproxil fumarate).  Sales of Viread were $115.4 million in the third quarter of 2003, up from $68.9 million in the third quarter of 2002, an increase of 67 percent.  U.S. sales of Viread were $59.4 million, and sales outside the United States totaled $56.0 million. Viread sales growth was primarily driven by higher prescription volumes in both the United States and Europe and a favorable European currency environment compared to the same quarter last year.  After reviewing NDC prescription trends, IMS inventory data and actual Viread sales, Gilead estimates there was approximately $33 to $37 million of inventory reduction by U.S. pharmaceutical wholesalers during the third quarter of 2003 following an equivalent inventory build during the second quarter of 2003.   AmBisome® (amphotericin B) liposome for injection sales for the third quarter of 2003 were $51.6 million, a record high and an increase of 6 percent compared to the third quarter of 2002.  Reported AmBisome sales in the third quarter of 2003 were $6.1 million higher due to the favorable currency environment compared to the same quarter last year.  On a volume basis, AmBisome sales decreased by one percent in Europe compared to the third quarter of 2002.   Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $16.4 million for the third quarter of 2003, up from $12.4 million in the second quarter of 2003.  Since the launch of Emtriva™ (emtricitabine) in July 2003, sales for the third quarter of 2003 were $6.0 million.

- more -

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com

October 28, 2003

“Gilead delivered product revenue growth of 61 percent over the third quarter of 2002, coupled with the achievement of several important product and corporate milestones.  Although third quarter Viread revenues were down relative to the second quarter due to inventory de-stocking by U.S. wholesalers, important demand indicators, such as new and total prescriptions, showed continued growth during the quarter,” said John C. Martin, PhD, President and CEO of Gilead Sciences.  “In addition, we are very pleased with AmBisome’s performance in the face of increasing competition, the growth of Hepsera in all territories where it is marketed and with the initial U.S. launch of Emtriva.  Looking ahead to the remainder of the year, we anticipate delivering continued revenue momentum from Gilead’s robust anti-infective franchise, while maintaining our focus on controlling expenses.”

For the third quarter of 2003, royalty and contract revenues resulting from collaborations with corporate partners totaled $6.3 million, compared to $13.8 million in the third quarter of 2002. These revenues primarily relate to royalties on sales of AmBisome in the United States by Gilead’s co-promotion partner Fujisawa Healthcare and royalties on sales of Tamiflu® (oseltamivir phosphate) by F. Hoffmann-La Roche.  The third quarter of 2002 included $8.1 million of contract revenue recognized upon receipt of final payment from Archemix Corporation for the licensing of a portion of the SELEXTM (Systemic Evolution of Ligands through EXponential Enrichment) process patent estate.

Research and development (R&D) expenses for the third quarter of 2003 were $31.7 million, including the offsetting $13.2 million reimbursement from the settlement of a contractual dispute with a vendor.  Excluding this reimbursement, R&D expenses would have been $44.9 million, compared to $35.3 million for the same quarter in 2002.  The higher expenses during the third quarter of 2003 are primarily attributable to increased headcount, a license fee associated with acquiring a non-exclusive license from Chiron for the research and development of treatments for hepatitis C infection and clinical trials associated with the development of drug candidates from the Triangle Pharmaceuticals acquisition in January 2003.

Selling, general and administrative (SG&A) expenses for the quarter ended September 30, 2003 were $63.6 million, compared to $42.3 million for the same quarter of 2002.  The increase in expenses is primarily due to increased global marketing efforts, the expansion of Gilead’s U.S. and European sales forces and expenses associated with the U.S. launch of Emtriva.

The net foreign exchange impact on earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for the third quarter of 2003, was a favorable $6.4 million compared to the same quarter of 2002, due primarily to a strengthening Euro relative to the U.S. dollar.

Gilead also reported its results of operations for the nine months ended September 30, 2003.  The company recorded net revenues from product sales of $580.7 million and aggregate contract and royalty revenues of $23.6 million.  Sales of Viread for the nine months ended September 30, 2003 were $389.7 million, up 177 percent from $140.8 million in the nine months ended September 30, 2002.  AmBisome sales for the nine months ended September 30, 2003 were $143.8 million, a 6 percent increase over the nine months ended September 30, 2002.  Reported AmBisome sales in the first nine months of 2003 were $19.5 million higher due to the favorable currency environment compared to the same period last year.  On a volume basis, AmBisome sales decreased by 5 percent in Europe compared to the first nine months of 2002.  Total net revenues of $604.3 million in the nine months ended September 30, 2003 compare to total net revenues of $321.8 million in the first nine months of 2002, an increase of 88 percent.  Total net revenues for the first nine months of 2002 included product sales of $284.7 million and aggregate contract and royalty revenues of $37.1 million.

Net loss for the nine months ended September 30, 2003 was $264.6 million, or $1.32 per share, including the offsetting $13.2 million reimbursement of research and development expenses recorded during the third quarter and a charge of $488.6 million for in-process research and development associated with the acquisition of Triangle Pharmaceuticals in January 2003.  This compares to net income of $36.6 million, or $0.18 per diluted share for the nine months ended September 30, 2002.  Excluding this reimbursement and in-process research and development charge, non-GAAP earnings would have been $211.4 million, or $0.98 per diluted share for the nine months ended September 30, 2003, which includes the impact of dilutive stock options and convertible debt.

Research and development expenses for the nine months ended September 30, 2003 were $111.6 million, or $124.9 million excluding the reimbursement, compared to $99.7 million for the nine months ended September 30, 2002.  The higher expenses during the first nine months of 2003 are primarily attributable to increased headcount and the clinical trials associated with the development of Emtriva and other drug candidates from the Triangle Pharmaceuticals acquisition.

Selling, general and administrative expenses for the nine months ended September 30, 2003 were $171.4 million compared to $123.7 million for 2002.  The significant increase in expenses is primarily due to Gilead’s increased global marketing efforts, the expansion of Gilead’s U.S. and European sales forces and increased infrastructure investments required to support the growth of the business.

As of September 30, 2003, the company had cash, cash equivalents and marketable securities of $620.9 million, compared to $942.4 million at December 31, 2002.  The decrease in cash, cash equivalents and marketable securities is primarily attributable to the generation of $134.7 million of operating cash flow more than offset by the purchase of Triangle Pharmaceuticals in January 2003 and the purchase of our Foster City campus in September 2003.

Corporate Highlights

Gilead announced that the registration statement relating to the Company’s 2% Convertible Subordinated Notes and the common stock into which the notes are convertible was declared effective by the Securities and Exchange Commission on July 9, 2003.

In late July, Gilead announced a licensing agreement with Japan Tobacco Inc. (JT) under which JT will commercialize products in Gilead’s HIV portfolio in Japan. The agreement includes Viread, Emtriva and a future co-formulation of the two products.

Early in August, the company announced a non-exclusive licensing agreement with Chiron Corporation for the research, development and commercialization of small molecule therapeutics against selected hepatitis C virus (HCV) drug targets. Under the agreement, Gilead will receive non-exclusive rights to Chiron’s HCV technology for drug screening purposes.

In mid-September, Gilead announced that the company completed the purchase of its Foster City, California campus, including 16 buildings and 33 acres, from a subsidiary of Equity Office Properties Trust (NYSE: EOP) for approximately $123 million. The company announced it had entered into an agreement to purchase the facility in August 2003.

Product and Pipeline Highlights

“Following Emtriva’s U.S. approval in July, we were very pleased to announce today that the European Commission has granted Marketing Authorisation for Emtriva in all 15 member states of the European Union,” said Dr. Martin.  “This action allows us to introduce our second once-daily antiretroviral for the treatment of HIV to European physicians and patients.  Additionally, progress continues in the development of the once-daily co-formulation of Viread and Emtriva.  We have completed the necessary bioequivalence studies and are in discussions with regulatory bodies to confirm the filing strategy for this important product.”

HIV/AIDS Franchise

On July 2, Gilead announced that the U.S. Food and Drug Administration (FDA) cleared for marketing Emtriva, a new 200 mg one-capsule, once-daily nucleoside reverse transcriptase inhibitor (NRTI) for the treatment of HIV infection in adults in combination with other antiretroviral medications. Emtriva was evaluated in clinical trials of both treatment-naïve and treatment-experienced HIV patients.

In mid-July, the company announced positive results of a Phase III clinical trial of Emtriva versus stavudine (d4T), in combination with other antiretroviral agents. The data were presented at the 2nd International AIDS Society Conference on HIV Pathogenesis and Treatment in Paris.

Also in July, Gilead announced that the European Union’s Committee for Proprietary Medicinal Products (CPMP), the scientific committee of the European Medicines Evaluation Agency (EMEA), recommended granting Marketing Authorisation for Emtriva for the treatment of HIV-infected adults and children in combination with other antiretroviral agents in the 15 member states of the European Union.  Today, Gilead announced that the European Commission followed the recommendation of the CPMP and has granted Marketing Authorisation for the product..

On August 11, Gilead announced initiation of enrollment in Study 934. This Phase III study is designed to assess the efficacy of a once-daily regimen containing Viread and Emtriva in combination with efavirenz versus a regimen containing Combivir® (lamivudine 150 mg/zidovudine 300 mg), which is dosed twice daily, and efavirenz.  The company is developing a fixed-dose co-formulation of Emtriva and Viread, which could potentially be available by early 2005.

Hepsera for Chronic Hepatitis B

In the third quarter of this year, Gilead priced and launched Hepsera in Spain, Greece, Austria, Sweden and Norway.  These additional launches bring the total number of countries that Hepsera is marketed in to eleven.

Conference Call

At 4:30 p.m. Eastern today Gilead will webcast a conference call live on the company’s Internet site to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information. That information can be found on the company’s website at www.gilead.com, under “About Gilead,” “Investors.”  To access the live webcast or the archive via the Internet, which will be available for three months, log on to www.gilead.com.  Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast.

Alternatively, please call 1-800-231-9012 (U.S.) or 1-719-457-2617 (international) to access the call.  Telephone replay is available approximately two hours after the call through 3:00 a.m. ET, November 1, 2003.  To access, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international).  The conference ID number is 230527.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has seven marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those that can affect Gilead’s future financial results, including those relating to: revenues, research and development expenses, and selling, general and administrative expenses, the efficacy of any marketed or pipeline development products, the ability and timing to file for or obtain marketing approval for Gilead’s pipeline development products, synergies associated with the acquisition of Triangle or the competitive positioning of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include those that can cause fluctuations in our financial results, such as our ability and the ability of our partners to successfully market our products and maintain revenue growth, in particular our ability to sustain the uptake and revenues for Viread; our ability to generate additional positive clinical data and expand the labels for our existing products, our ability to control the timing and amount of spending in our research and clinical programs; our ability to develop and obtain regulatory approval of a co-formulated product by early 2005 or at all, our ability to accurately estimate inventory levels as we must make  numerous assumptions and must rely on incomplete data to make these estimations; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones, as well as risk and uncertainties that affect our future prospects such as the risk that we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera and Emtriva that we are observing today; and may not be able to promptly launch these products in these territories following any such approvals; and other risks identified from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

The company directs readers to its Annual Report on Form 10-K, for the year ended December 31, 2002, filed in March 2003 and subsequent quarterly reports on Form 10-Q.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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Viread, AmBisome and Hepsera are registered trademarks and Emtriva is a trademark of Gilead Sciences, Inc.
Tamiflu is a registered trademark of F. Hoffmann-La Roche.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:

Product sales	$194,075	$120,201	$580,707	$284,700
Royalty revenue	4,875	4,382	19,294	16,496
Contract revenue	1,422	9,401	4,346	20,567

Total revenues	200,372	133,984	604,347	321,763

Cost of goods sold	25,936	20,412	79,414	50,172

Gross profit	174,436	113,572	524,933	271,591

Operating expenses:
Research and development(1)	31,671	35,338	111,606	99,743
Selling, general and administrative	63,592	42,317	171,380	123,680
In-process research and development	—	—	488,599	—

Total operating expenses	95,263	77,655	771,585	223,423

Income (loss) from operations	79,173	35,917	(246,652)	48,168

Loss on sale of marketable securities	—	(16,048)	—	(16,048)
Interest and other income, net	3,316	4,883	10,577	15,104
Interest expense	(5,538)	(3,445)	(16,721)	(10,382)

Income (loss) before provision for income taxes	76,951	21,307	(252,796)	36,842

Provision for income taxes	3,855	550	11,790	224

Net income (loss)	$73,096	$20,757	$(264,586)	$36,618

Net income (loss) per share - basic	$0.36	$0.11	$(1.32)	$0.19

Net income (loss) per share - diluted(2)	$0.33	$0.10	$(1.32)	$0.18

Shares used in per share calculation - basic	201,674	196,140	200,092	195,044

Shares used in per share calculation - diluted(2)	233,432	206,160	200,092	206,164

Notes:

(1)          During the third quarter of 2003, we settled a contractual dispute with a vendor that resulted in a reimbursement of $13.2 million.  This offsetting reimbursement has been recorded in research and development expense.

(2)          In accordance with Statement of Financial Accounting Standards No. 128, using the If-Converted Method, interest expense of $4.6 million related to convertible debt has been added back to net income for purposes of calculating diluted net income per share for the quarter ended September 30, 2003.  The shares used in the calculation of net income per diluted share for the quarter ended September 30, 2003 includes the effect of 14.2 million stock options outstanding, the effect of the $345.0 million 2% convertible senior debt, which converts to approximately 7.3 million shares, and the effect of the $250.0 million 5% convertible subordinated debt, which converts to approximately 10.2 million shares.  The diluted per share calculation for the nine months ended September 30, 2003 does not include the effect of outstanding stock options or the convertible debt as they were antidilutive.  The diluted per share calculations for the three and nine months ended September 30, 2002 did not include the effect of the convertible debt as it was antidilutive.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$620,861	$942,374
Other current assets	306,136	241,386
Total current assets	926,997	1,183,760
Property, plant and equipment, net	199,550	67,727
Other noncurrent assets	41,594	36,696
	$1,168,141	$1,288,183
Liabilities and stockholders’ equity
Current liabilities	$133,402	$104,892
Long-term obligations	616,407	611,950
Stockholders’ equity	418,332	571,341
	$1,168,141	$1,288,183

Notes:

(1)  Derived from audited financial statements at that date.

GILEAD SCIENCES, INC.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

		Three months ended September 30, 2003		Three months ended September 30, 2002
	GAAP	Adjustment (1)	Non-GAAP	Non-GAAP(2)
Revenues:

Product sales	$194,075		$194,075	$120,201
Royalty revenue	4,875		4,875	4,382
Contract revenue	1,422		1,422	9,401

Total revenues	200,372		200,372	133,984

Cost of goods sold	25,936		25,936	20,412

Gross profit	174,436		174,436	113,572

Operating expenses:
Research and development	31,671	13,250	44,921	35,338
Selling, general and administrative	63,592		63,592	42,317

Total operating expenses	95,263	13,250	108,513	77,655

Income (loss) from operations	79,173	(13,250)	65,923	35,917

Interest and other income, net	3,316		3,316	4,883
Interest expense	(5,538)		(5,538)	(3,445)

Income (loss) before provision for (benefit from) income taxes	76,951	(13,250)	63,701	37,355

Provision for (benefit from) income taxes	3,855	(663)	3,192	550

Net income (loss)	$73,096	$(12,587)	$60,509	$36,805

Net income per share - basic	$0.36		$0.30	$0.19

Net income per share - diluted	$0.33		$0.28	$0.18

Shares used in per share calculation - basic	201,674		201,674	196,140

Shares used in per share calculation - diluted	233,432		223,254	206,160

Notes:

(1)          The adjustment reflects the third quarter reimbursement to Gilead of $13.2 million of research and development expenses resulting from the settlement of a contractual dispute with a vendor.

(2)          The non-GAAP results for the three months ended September 30, 2002 exclude the $16.0 million non-operating loss realized upon the third quarter 2002 sale of Gilead’s shares in OSI Pharmaceuticals.  Diluted net income per share on a GAAP basis was $0.10 for the three months ended September 30, 2002.

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

		Nine months ended September 30, 2003		Nine months ended September 30, 2002
	GAAP	Adjustments (1)	Non-GAAP	Non-GAAP(2)
Revenues:

Product sales	$580,707		$580,707	$284,700
Royalty revenue	19,294		19,294	16,496
Contract revenue	4,346		4,346	20,567

Total revenues	604,347		604,347	321,763

Cost of goods sold	79,414		79,414	50,172

Gross profit	524,933		524,933	271,591

Operating expenses:
Research and development	111,606	13,250	124,856	99,743
Selling, general and administrative	171,380		171,380	123,680
In-process research and development	488,599	(488,599)	—	—

Total operating expenses	771,585	(475,349)	296,236	223,423

Income (loss) from operations	(246,652)	475,349	228,697	48,168

Interest and other income, net	10,577		10,577	15,104
Interest expense	(16,721)		(16,721)	(10,382)

Income (loss) before provision for (benefit from) income taxes	(252,796)	475,349	222,553	52,890

Provision for (benefit from) income taxes	11,790	(663)	11,127	224

Net income (loss)	$(264,586)	$476,012	$211,426	$52,666

Net income (loss) per share - basic	$(1.32)		$1.06	$0.27

Net income (loss) per share - diluted	$(1.32)		$0.98	$0.26

Shares used in per share calculation - basic	200,092		200,092	195,044

Shares used in per share calculation - diluted	200,092		230,381	206,164

Notes:

(1)          The adjustments reflect the third quarter reimbursement to Gilead of $13.2 million of research and development expenses resulting from the settlement of a contractual dispute with a vendor and the first quarter in-process research and development charge of $488.6 million from the acquisition of the net assets of Triangle Pharmaceuticals, Inc.

(2)          The non-GAAP results for the nine months ended September 30, 2002 exclude the $16.0 million non-operating loss realized upon the third quarter 2002 sale of Gilead’s shares in OSI Pharmaceuticals.  Diluted net income per share on a GAAP basis was $0.18 for the nine months ended September 30, 2002.